Exhibit 99.1

Sino Green Land Corporation Reports $110 Million of Revenue for the First Nine Months of 2011

Guangzhou, China – November 14, 2011 – Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high-end fruits in China, today announced its reported financial results for the nine months ended September 30, 2011.

First nine months end September 30, 2011 highlights (year-over-year):

•	Sales were $109.6 million, an increase of 16.2%
•	Gross profit was $9.9 million, decreased 2.0%
•	Net income was $2.7 million
•	No long-term debt
•	Shareholder’s equity of $62.3 million

Our revenue in the third quarter of 2011 reflected in modest decline from the third quarter of 2010, and our operations showed a modest net loss for the third quarter of 2011 as compared with net income of approximately $1.6 million for the third quarter of 2010, primarily due to:

•	Cold weather in the spring of 2011, which resulted in a delay in the harvest for new apples. Because of this delay we did not sell any of the new apple crop in the third quarter of 2011
•	The apple crop in 2010 was smaller than in previous years, our farming cooperatives had a smaller volume of apples in cold storage at the beginning of 2011
•
We sold a large percentage of the apples that our cooperative farming groups held in cold storage during the first half of 2011, leaving a relatively low volume of apples available for sale during the third quarter

•	The cost of our apples increased during the nine months ended September 30, 2011 from the comparable period of 2010, and we were not able to raise our prices to cover fully our increased expenses
•
During 2011 we implemented a program designed to encourage large wholesalers to buy our apples, which resulted in a decline in revenue from the sale of apples under this program as we lowered our standard prices under this program

These factors affected the revenue, gross margin and results of operations for both the three and nine months ended September 30, 2011.

Mr. Xiong Luo, Chief Executive Officer of Sino Green Land, commented, “We are pleased with the overall operating as well as financial performances for the nine months ended September 30, 2011.  Our fruit wholesale business experienced some difficulties during the third quarter, but this year’s apple crop is looking good and we are working hard to improve our wholesale business for the remaining of this year.”

Revenue for the nine months ended September 30, 2011 increased 16.2% to $109.6 million, as compared to $94.3 million for the nine months ended September 30, 2010.  This increase was mainly due to a 19.6% increase in selling price of apples that was more than offset the decrease in the tonnage of apples sold from 84,310 tons in the September 2010 period to 80,006 tons in the September 2011 period.  The effects of the increase in the selling price was also offset by the implementation of an incentive program designed to promote sales of our products to larger wholesalers and the causes described above.  Gross margin was 9.1% and 10.7% for the September 2011 and September 2010 periods, respectively.  Our gross margin in the September 2011 period was affected by increases in our cost of apples which were not fully reflected in our prices of apples and our incentive program aimed at large wholesalers.  Net income for the nine months ended September 30, 2011 was $2.7 million, or $0.01 per share (basic and diluted), as compared with $5.5 million, or $0.04 per share (basic) and $0.03 per share (diluted), for the September 2010 period.

As of September 30, 2011, the company had cash and cash equivalents of $0.6 million, no long-term debt and shareholders’ equity of $62.3 million.

Sales decreased approximately $1.4 million, or 4.7%, to approximately $29.5 million in the three months ended September 30, 2011 from approximately $31.0 million in the three months ended September 30, 2010.  Sales of our Fuji apples decreased 9.5% in the three months ended September 30, 2011 as compared to the three months ended September 30, 2010.  Our sales volume decreased by an aggregate of 3,941 tons in the three months ended September 30, 2011 as compared to the three months ended September 30, 2010.  Our sales declined for the reasons set forth above.  Gross margins for the quarter ended September 30, 2011 was 6.4%, compared with 10.9% for the quarter ended September 30, 2010.  This decline in gross margin results primarily from the increases in our cost of apples which was not fully reflected in our prices to customers and the incentive program aimed at large wholesalers.  Our net loss was $350,079, or $0.00 per share (basic and diluted) for the three months ended September 30, 2011 period, as compared with a net income of $1.6 million, or $0.01 per share (basic and diluted) for the same period of 2010.

The Company’s balance sheet and statements of operations are set forth in tables 1 and 2 to this press release.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People’s Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits -- Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing [is this still true, since we don’t sell in Beijing any more?] to Guangzhou.  Our website is http://sinogreenland.com.  Information on our website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This press release may contain forward-looking statements.  Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company’s ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company’s products could have on its business and profitability; the company’s ability to simultaneously fund the implementation of its business plan and invest in new projects, particularly its proposed Metro Green project, which is very capital intensive; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company’s senior management; any of the factors and risks mentioned in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K annual report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the nine months ended September 30, 2011, as well as information contained in our other filings with the SEC.   The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

Table 1
SINO GREEN LAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	SEPTEMBER 30,	DECEMBER 31,
	2011	2010
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$616,891	$925,329
Accounts receivable, net	271,740	261,403
Inventories	61,724	8,684
Other current assets	138,499	114,026
Total Current Assets	1,088,854	1,309,442
		-
Property and equipment, net	6,275,128	6,238,784
Construction in progress	35,849,007	14,332,199
Long-term prepayments – land usage rights	25,297,348	21,955,769
Deposits	507,640	487,916
	67,929,123	43,014,668
Total Assets	$69,017,977	$44,324,110

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,205,196	$2,734,849
Shares to be issued	300,000	454,817
Derivative liability	233,130	908,142
Due to related party	225,709	120,840
Total Current Liabilities	3,964,035	4,218,648

Commitments and Contingencies
Common shares contingently redeemable	2,746,250	-
Shareholders' Equity
Preferred stock, par value $.001 per share, 20,000,000 shares authorized, of which 2,000,000 shares are designated as series A convertible preferred stock, with 1,259,858 and 1,409,858 shares outstanding on September 30, 2011 and December 31, 2010, respectively	1,260	1,410
Common stock, $0.001 par value, 780,000,000 shares authorized, 232,550,455 and 157,793,840 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	232,551	157,794
Additional paid in capital	36,413,637	19,438,509
Retained earnings	21,351,450	18,624,692
Accumulated other comprehensive income	4,308,794	1,883,057
Total shareholders' equity	62,307,692	40,105,462

Total Liabilities and Stockholders' Equity	$69,017,977	$44,324,110

Table 2
SINO GREEN LAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPERHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2011	2010	2011	2010

Sales	$29,539,710	$30,986,669	$109,577,789	$94,313,597
Cost of goods sold	27,642,824	27,619,647	99,642,052	84,179,783
Gross profit	1,896,886	3,367,022	9,935,737	10,133,815

Operating expenses
Selling expenses	595,941	727,852	2,289,197	2,182,192
General and administrative expenses	1,626,260	1,354,325	5,467,528	3,160,126
Total operating expenses	2,222,201	2,082,177	7,756,725	5,342,318

Operating income (loss)	(325,315)	1,284,845	2,179,012	4,791,497

Other income(expense)
Interest income	8,520	322	9,164	2,265
Change in derivative liability	90,984	320,063	675,011	674,445
Other (expense)	(124,268)	(2,274)	(136,429)	(6,877)
Total other income (expense)	(24,764)	318,111	547,745	669,833
Income (loss) before income taxes	(350,079)	1,602,956	2,726,758	5,461,330
Income taxes	-	-	-	-
Net income (loss)	(350,079)	$1,602,956	$2,726,758	5,461,330
Deemed preferred stock dividend				(350,000)
Net income (loss) applicable to common shareholders	$(350,079)	1,602,956	2,726,758	$5,111,330

Comprehensive income:
Net income	(350,079)	1,602,956	2,726,758	5,461,330
Other comprehensive income
Foreign currency translation gain	1,150,969	471,493	2,425,737	656,736

Comprehensive income	$800,890	$2,074,449	$5,152,495	$6,118,066
Earnings per share
Basic	$(0.00)	$0.01	$0.01	$0.04
Diluted	$(0.00)	$0.01	$0.01	$0.03
Weighted average number of shares outstanding
Basic	247,050,454	138,113,712	222,315,636	121,973,448
Diluted	247,050,454	171,029,400	240,411,220	156,627,222